FOR IMMEDIATE RELEASE

Green Brick Partners, Inc. Announces the Appointment of Lila Manassa Murphy to its Board of Directors

PLANO, TEXAS, April 19, 2022 – Green Brick Partners, Inc. (NYSE: GRBK) (the “Company” or “Green Brick”), Fortune Magazine’s top 20 fastest-growing company of 2021 and its fastest-growing public homebuilder, announced today that it has appointed Lila Manassa Murphy, CFA as a new independent director to the Green Brick Partners Board of Directors. Ms. Manassa Murphy will be filling a newly added seat on the GRBK Board.

Since May 2021, Ms. Lila Manassa Murphy has served as EVP and Chief Financial Officer of Dundee Corporation, a public Canadian independent holding company, focused on holding and managing investments in the mining, energy, natural resources, agriculture, and real estate industries. Ms. Manassa Murphy previously served on the board and audit committee of Dundee Corporation, from August 2018 to March 2021. Ms. Manassa Murphy founded Intrinsic Value Partners, LLC in 2018 a provider of consulting services to asset management firms and family offices. Previously, she was Vice President and Portfolio Manager at Federated Hermes, Inc., a Fortune 500, ESG-focused investment firm.

“We are honored to have Ms. Manassa Murphy join our Board,” said Jim Brickman, CEO and Co-Founder of Green Brick Partners. “Her experience in real estate finance and work as a public company director brings to the Board a well-rounded background that includes sustainability, finance, accounting, and risk assessment. As we continue to grow, her unique perspective will be critical in driving the long-term success of Green Brick Partners.”

Ms. Manassa Murphy has more than 25 years of diverse investment management experience and sits on the board and finance committee of Sustainable Development Strategies Group, a US-based independent non-profit research institute advancing best practices for sustainable management of natural resources. She is a Chartered Financial Analyst and a member of the Latino Corporate Directors Association.

About Green Brick Partners, Inc.
Green Brick Partners, Inc. is a diversified homebuilding and land development company operating through eight homebuilder brands in five major markets. Green Brick owns five subsidiary homebuilders in Texas (CB JENI Homes, Normandy Homes, Southgate Homes, Trophy Signature Homes, and a 90% interest in Centre Living Homes), as well as a controlling interest in a homebuilder in Atlanta, Georgia (The Providence Group), and an 80% interest in a homebuilder in Port St. Lucie, Florida (GHO Homes). Green Brick also owns a noncontrolling interest in Challenger Homes in Colorado Springs, Colorado, and retains interests in related financial services platforms, including Green Brick Title, Green Brick Mortgage, and BHome Mortgage. The Company is engaged in all aspects of the homebuilding process, including land acquisition and development, entitlements, design, construction, marketing, and sales for its residential neighborhoods and master-planned communities. For more information about Green Brick Partners’ subsidiary homebuilders, please visit greenbrickpartners.com/homebuilders.

Media Contact: Shalott Cecchini Director of Marketing scecchini@greenbrickpartners.com	Investor Relations Contact: Benting Hu Vice President of Finance bhu@greenbrickpartners.com